Exhibit (d)(iii)(j)(c)

AMENDMENT NO. 3

TO THE INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 3 to the Investment Advisory Agreement (“Amendment No. 3”), dated as of September 3, 2005, between Enterprise Capital Management, Inc., a Georgia corporation (the “Corporation”), and Montag & Caldwell, Inc., a Georgia corporation (“Adviser”).

The Corporation and Adviser agree to modify and amend the Investment Advisory Agreement dated as of December 28, 2004 (“Agreement”), amended by Amendment No. 1, dated June 6, 2005, and Amendment No. 2, dated as of July 29, 2005 (together, the “Agreement”), as follows:

1. Existing Fund. The Corporation hereby reaffirms its appointment of Montag & Caldwell, Inc. as the Investment Adviser of the AXA Enterprise Growth Fund (formerly, Enterprise Growth Fund) on the terms and conditions set forth in the Agreement.

2. Appendix A. Appendix A to the Agreement, which sets forth the Fund of the Corporation for which Montag & Caldwell, Inc. is appointed as the Investment Adviser and the fees payable to Adviser with respect to the Fund, is hereby replaced in its entirety by Appendix A attached hereto.

3. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 3 as of the date first above set forth.

ENTERPRISE CAPITAL		MONTAG & CALDWELL, INC.
MANAGEMENT, INC.

By:	/s/ Steven M. Joenk	By:	/s/ Rebecca M. Keister
	Steven M. Joenk		Rebecca M. Keister
	President		Chief Compliance Officer

APPENDIX A

AMENDMENT NO. 3

TO THE

INVESTMENT ADVISORY AGREEMENT

Related Funds	Annual Advisory Fee Rate**

Growth Funds which shall consist of the following Funds of the Corporation and Other Funds* (collectively referred to as “Growth Funds”):

AXA Enterprise Multi-Cap Growth Fund

AXA Enterprise Growth Fund

0.30% of the Growth Funds’ average daily net assets up to and including $100 million; 0.25% of the Growth Funds’ average daily net assets over $100 million and up to and including $200 million; and 0.20% of the Growth Funds’ average daily net assets in excess of $200 million.

*	Other Funds are other registered investment companies (or series thereof) that are managed by the Manager or AXA Equitable Life Insurance Company and advised by the Adviser, which are classified as “Growth Funds.”

**	The daily advisory fee for the Related Funds is calculated by multiplying the aggregate net assets of the Related Funds at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.